Exhibit 10.11

CONFIDENTIAL OPTOELECTRONIC TRANSCEIVER

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (the “Agreement”) is made and entered into on this 24th day of May, 2014 (the “Effective Date”), between Finisar Corporation, a corporation organized under the laws of the State of Delaware, having its principal office at 1389 Moffett Park Dr., Sunnyvale, California 94089 (“Finisar”), on the one hand, and InnoLight Technology (Suzhou) Limited (a/k/a Innolight Technology Corporation, Innolight Tech Company Limited, and  ), a Chinese corporation, having its principal place of business at 328 Xinghu Street, 12-A3, Suzhou Industrial Park Suzhou, Jiangsu, 215123, China, and Innolight Technology USA, Inc., a California corporation having its principal place of business at 3235 Kifer Road, Suite 150, Santa Clara, California 95051 (collectively, “Licensee”), on the other hand. (Finisar or Licensee may be referred to individually as the “Party” or collectively as the “Parties”).

WHEREAS, Finisar has filed a lawsuit against Licensee in the United States District Court for the Northern District of California, Finisar Corp. v. Innolight Technology USA, Inc., et al., Case No. 3:14-cv-0505-JD, (the “Finisar California Case”), and has also filed a lawsuit against Licensee in the Intellectual Property Court in the People’s Republic of China (the “Finisar China Case”); and Licensee has filed reexamination proceedings in the Intellectual Property Court in the People’s Republic of China challenging the validity of certain Finisar patents (the “Licensee China Reexamination”) (the Finisar California Case, Finisar China Case, and Licensee Reexamination are collectively referred to as the “Litigation”);

WHEREAS, Finisar and Licensee desire to settle each of the claims and counterclaims asserted by any Party against any other Party in the Litigation and to dismiss each case in the Litigation on the terms and conditions respectively set forth in this Agreement; and

WHEREAS Licensee does not admit liability to Finisar in the Litigation or otherwise.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

1.1 “Acquisition” shall mean the acquisition of a business by Licensee by merger, stock acquisition, asset acquisition or otherwise. Two or more acquisitions involving the same seller or Affiliate of such seller shall be considered a single Acquisition for purposes of this Agreement if the structure of such acquisitions has no substantial business justification other than to circumvent the increased Yearly License Fee under Section 9.2.

1.2 “Affiliate” shall mean any subsidiary, parent company, operating division, or other legal entity that directly or indirectly controls, is controlled by, or is under common control of a Party. If an Affiliate ceases to directly or indirectly control, be controlled by, or be under common control of a Party, then from and after the date of such cessation, such subsidiary, parent company, operating division, or other legal entity shall cease to be an Affiliate for all purposes under this Agreement. For the purpose of this definition, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of the legal entity, the right to receive more than 50% of the profits or earnings of the legal entity, or the right to direct the policy decisions of the legal entity. Notwithstanding the foregoing, in any jurisdiction where local law shall not permit foreign equity participation of at least 50%, then “control” shall mean the maximum percentage of such outstanding stock or rights permitted by such local law.

1.3 “Assertion” or “Asserted” shall mean an action of any nature alleging or relating to any claim for monetary or equitable relief, including infringement of any patent right by a product or service, whether through informal communications, written communications, or before any legal, judicial, arbitration, administrative, executive or other type of body that has or claims to have authority to adjudicate such action in whole or part, such as but not limited to United States state and federal courts, the U.S. International Trade Commission and any foreign counterparts of the foregoing.

1.4 “Change of Control” shall mean means any transaction or event (or series of transactions or events), whether by an acquisition of securities, merger, consolidation, proxy contest, sale of all or substantially all of Licensee’s assets, or other transaction or event (or series of transactions or events), that results in Licensee not being controlled, directly or indirectly, by a party (whether alone or with others) that controlled Licensee before such transaction or event (or series of transactions or events), whether or not Licensee survives such transaction or event (or series of transactions or events). For the sole purpose of this definition and Article 9, “control” means possession of, or the power or right to acquire possession of, directly or indirectly, the power to direct or cause the direction of the management of Licensee (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise). For clarity, a restructuring or reorganization of Licensee that does not result in a change in control of Licensee shall not be deemed to be a Change of Control of Licensee. Notwithstanding the foregoing, the initial public offering of Licensee, whether in the United States or outside the United States, shall not constitute a Change of Control under this Agreement.

1.5 “Covered Acquisition” shall mean an Acquisition where the business of the acquired company includes, as of the closing date of such Acquisition, the sale of products that would be Licensed Products if licensed hereunder.

1.6 “Covered Change of Control” shall mean a Change of Control where the business of the acquiring party as of the date of such Change of Control includes the sale of products that would be Licensed Products if licensed hereunder.

1.7 “Confidential Information” shall mean proprietary, non-public information that is disclosed by one Party that owns such information or has the right to disclose such information (“Discloser”) and is received by the other Party (“Recipient”) in connection with this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include information that the Recipient can demonstrate through competent, written evidence: (i) was in its knowledge or possession prior to disclosure, (ii) was in the public domain at the time of disclosure or subsequently entered the public domain through no fault of Recipient, (iii) was disclosed to Recipient by a third party with the right to make such disclosure prior to disclosure by Discloser, or (iv) was developed independently by Recipient prior to disclosure by the Discloser.

1.8 “Controller” shall mean an electronic device used to monitor and/or control an Optoelectronic Transceiver.

1.9 “Digital Diagnostic Standards” shall mean: (a) the SFP, SFP+, SFF-8472, SFF-8436, XFP, QSFP+, QSFP28, CWDM, DWDM, PON, EPON, GPON, NGPON, XGPON, CFP, CFP2 and CFP4 standards, and (b) the portion of other standards, including, without limitation, successor standards to those in Subsection (a), that incorporate by reference and/or extend any of the standards in Subsection (a).

1.10 “Finisar Digital Diagnostics Patent Family” shall mean: (a) the patents and patent applications listed in Exhibit A, which is attached hereto and made a part hereof, including all patents granted from the patent applications listed in Exhibit A, and (b) all other patent claims encompassed by other Patent Rights owned or controlled by Finisar or its Affiliates either prior to or after the Effective Date that must necessarily be infringed directly or indirectly as a result of implementation of the Digital Diagnostic Standards (including both optional and mandatory features) but for the license granted under this Agreement; including any other Patent Rights that claim priority to the foregoing (a) and (b).

1.11 “Licensed Products” means Optoelectronic Transceivers that have been made for or are used, made, imported, sold, or offered for sale anywhere in the world by Licensee or its Affiliates.

1.12 “Licensed Transceiver Patent Claims” shall mean all patent claims in the Finisar Digital Diagnostics Patent Family.

1.13 “Optoelectronic Transceiver” shall mean a fiber optic transceiver operating or capable of operating at any speed, bandwidth, or capacity, including but not limited to one that implements any of the Digital Diagnostic Standards; which expressly includes, but is not limited to, all products accused of infringement in the Litigation and/or offered for sale by Licensee as of the Effective Date.

1.14 “Patent Rights” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) in each case ((a), (b), (c) and (d)) anywhere in the world.

1.15 “Revenue” means the gross amount received on all sales of Licensed Products by Licensee or assignee, as the case may be, and, as applicable, its Affiliates to third parties less the following items: (i) trade, quantity, and cash discounts or rebates actually allowed and taken and any adjustments thereto, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, and recall returns; (ii) credits, refunds, rebates, charge-backs, prime vendor rebates, fees, reimbursements, or similar payments granted or given to wholesalers and other distributors, and buyer groups; (iii) any tax, tariff, customs duties, excise, or other duties or governmental charges (other than an income tax) levied on the sale, transportation, or delivery of a Licensed Product and borne by the seller thereof; (iv) payments or rebates paid in connection with sales of Licensed Products to any governmental or regulatory authority in respect of any state or federal payment or reimbursement scheme or similar program; and (v) any charge for freight, insurance, or other transportation costs borne by the seller. For purposes of determining Revenue, a sale shall be deemed to have occurred when payment has been received. In the event that Licensee sells a Licensed Product for which there is no distinct invoice (e.g., for Licensed Products that are sold and/or used as part of a System), the Revenue shall be calculated as follows:

(a)	If all Licensed Products contained in the System are available separately, the average sales price of such Licensed Products when sold separately multiplied by the number of applicable units sold.

(b)	If the Licensed Products contained in the System are not sold separately, but all other components of the System are available separately (“Other Items”), the Revenue for purposes of royalty payments will be calculated by subtracting the average sales price of all Other Items when sold separately multiplied by the number of applicable Other Items in the System from the Revenue for the System.

(c)	If neither the Licensed Products contained in the System nor the Other Items are sold separately, the parties agree to negotiate a reduction in the royalty rate to be applied in such a situation to reflect the fair value that the Licensed Product.

1.16 “Sale” or “Sold” or “Sell” shall mean any sale, transfer, assignment, commercial exploitation, consignment, or lease of a product.

1.17 “System” or “Systems” shall mean any device, system, apparatus, assembly, or combination thereof that uses or includes at least one Optoelectronic Transceiver.

ARTICLE 2 GRANTS

2.1 License Grant. Finisar, on behalf of Finisar and its Affiliates, hereby grants to Licensee and its Affiliates a nonexclusive, worldwide, non-transferable (except as explicitly authorized under the terms of this Agreement) license under the Licensed Transceiver Patent Claims solely to make, Have Made, use, Sell, offer for Sale, and import Optoelectronic Transceivers, wherein the right to “Have Made” shall mean that Licensee and its Affiliates may contract with a third party or parties including suppliers, co-manufacturers, and component producers (together “Contract Manufacturers”) to make Optoelectronic Transceivers, or portions thereof, for supply to Licensee or its Affiliates or for Sale by Licensee or its Affiliates pursuant to this Agreement, provided, however:

2.1.1	Neither Licensee nor its Affiliates are permitted to resell, rent, sublicense or subcontract its Have Made rights other than to procure manufacturing services and products for the Licensed Products;

2.1.2	The detailed manufacturing drawings and specifications used by Contract Manufacturers to make the Optoelectronic Transceivers must be owned or licensed by Licensee or its Affiliates and/or their Optoelectronic Transceiver customers;

2.1.3	The Have Made Optoelectronic Transceivers must be made at the direction of Licensee or its Affiliates; and

2.1.4	Finisar shall have the right to request from Licensee, on 20 days’ notice, confirmation that a particular Contract Manufacturer is in fact a Contract Manufacturer for Licensee, as well as the part names and/or part numbers of the Optoelectronic Transceivers that such Contract Manufacturer(s) make for Licensee or its Affiliates (and such information shall be considered the Confidential Information of Licensee) if Finisar has a good faith belief that such Contract Manufacture’s activities are infringing the Licensed Transceiver Patent Claims; and

2.1.5	The license granted by Finisar hereunder to Licensee and its Affiliates to manufacture Licensed Products for a third party or parties shall only apply to Licensed Products made for Licensee or its Affiliates and/or their Optoelectronic Transceiver customers.

2.1.6	The license granted by Finisar to the patent claims identified in Section 1.10(b) is granted only with respect to Optoelectronic Transceivers meeting the applicable Digital Diagnostic Standard that caused the applicable patent claim to be included in Section 1.10(b).

Notwithstanding the foregoing, the parties acknowledge and agree that the Have Made rights include the purchase of components and parts for a Optoelectronic Transceiver that do not meet the criteria of 2.1.1 – 2.1.3, but are purchased for use in a Licensed Product (e.g., the purchase of an off the shelf component to be used in a Licensed Product would be covered by the have made rights even if the design of that component was not created or owned by Licensee). The parties also acknowledge and agree that the Have Made rights granted hereunder do not limit Finisar’s ability to assert infringement of a patent against a Contract Manufacturer based on a product that is not a Licensed Product.

2.2 For purposes of clarity, the Parties acknowledge and agree that the doctrine of exhaustion as set forth in Quanta Computer, Inc. v. LG Electronics, Inc., 553 U.S. 617 (2008) applies upon the use and distribution of a Licensed Product pursuant to the rights granted under this Agreement. In any jurisdiction where the foregoing doctrine is not (or comes to be not) in effect, Finisar agrees that the foregoing doctrine applies to the use, distribution and disposition of a Licensed Product to the extent the Licensed Product would have been protected by such doctrine had it been in effect and agrees to not assert infringement of a Licensed Transceiver Patent Claim against any such person or entity for such use, distribution or disposition. The parties also acknowledge and agree that this Section 2.2 shall not limit Finisar’s ability to assert infringement of a patent against a customer of Licensee based on a product that is not a Licensed Product.

2.3 License Restrictions. The License Grant in Section 2.1 is limited to Optoelectronic Transceivers and does not extend to other components or Systems that incorporate Optoelectronic Transceivers except to the extent that those portions or components are incorporated into Optoelectronic Transceivers. For illustration, the License Grant in Section 2.1 does not permit Licensee to make, use, Sell, offer to Sell, Have Made or import, under the Finisar Digital Diagnostics Patent Family, Controllers apart from their use in Optoelectronic Transceivers that fall within the License Grant in Section 2.1.

2.4 Payment Condition on License. The license rights granted herein pursuant to Article 2.1 are conditioned on the payment of the fees set forth in this Agreement.

2.5 Future Patent Transfer. Finisar may freely assign, sell, or otherwise transfer the Licensed Transceiver Patent Claims and/or any exclusionary rights thereof to another entity, provided such entity agrees in writing to be also bound by the terms of this Section 2 prior to, or as part of, such transfer.

2.6 No Other Rights. EXCEPT FOR THE LICENSE RIGHTS GRANTED PURSUANT TO ARTICLE 2.1, NOTHING HEREIN SHALL BE CONSTRUED AS GRANTING LICENSEE OR ITS AFFILIATES ANY OTHER RIGHT OR LICENSE, EITHER EXPRESS OR IMPLIED, UNDER ANY RIGHT OF FINISAR NOW OR HEREAFTER OWNED OR CONTROLLED BY FINISAR. THE LICENSE GRANTED PURSUANT TO ARTICLE 2.1 DOES NOT INCLUDE THE RIGHT TO SUBLICENSE ANY OF THE LICENSED RIGHTS.

2.7 No Sale and No Support. The license rights granted pursuant to Article 2.1 do not constitute or include a sale, lease, loan, or transfer of any portion of the Finisar Digital Diagnostics Patent Family in any form. Nothing in this Agreement shall be construed as any agreement or obligation by Finisar to provide any service, support, or assistance of any nature to Licensee or its Affiliates. Finisar shall not be obligated to file or continue prosecution of any patent applications within the Finisar Digital Diagnostics Patent Family.

2.8 Finisar’s Covenant Not to Sue. Commencing as of the Effective Date until the earlier of: (i) April 30, 2017 and (ii) thirty (30) days following the uncured failure of Licensee to pay any portion of the aggregate one-time $7,000,000 payment set forth in Section 3.1 (the “Finisar Covenant Period”), Finisar, for itself and on behalf of its Affiliates, and its and their respective successors and assigns, agrees and covenants that neither Finisar, any of its Affiliates, nor any of their respective successors and assigns shall file or cause to be filed or make any Assertion, including any administrative or judicial proceeding against Licensee, or any Licensee Affiliate, for infringement of any patent based on a product that is made or sold by Licensee as of the Effective Date of this Agreement (the “Existing Products”). Finisar agrees and covenants that it shall not be permitted to seek a willful infringement finding or enhanced damages in any patent infringement suit subsequent to May 31, 2017 based on Licensee’s or its Affiliates’ conduct or knowledge through May 31, 2017. Finisar shall not be permitted to offer any evidence of Licensee’s or its Affiliates’ conduct or knowledge of Finisar’s patents prior to June 1, 2017 for any purpose whatsoever in any patent litigation subsequent to May 31, 2017, including this Agreement for any reason whatsoever, including but not limited to royalty rates, royalty payments, or consideration.

2.9 Licensee’s Covenant Not to Sue. Commencing as of the Effective Date, Licensee, for itself and on behalf of its Affiliates, and its and their respective successors and assigns, hereby covenants to not sue Finisar or any of its Affiliates for infringement of any patent that has a priority date prior to December 31, 2017, regardless of whether Licensee currently owns such patent or owns such patent in the future; provided, however, this covenant shall be suspended during any period when Finisar is asserting a patent against Licensee. In the event of a Change of Control of Licensee, this covenant shall only apply to the patents controlled by Licensee prior to the Change of Control.

2.10 The Parties agree that the covenants set forth in Section 2.8 and 2.9 shall run with the Parties’ patents described herein and shall be binding on any successors-in-interest thereto. Either Party may freely assign, sell, or otherwise transfer their respective patents and/or any exclusionary rights thereof to another entity, respectively, provided such entity agrees in writing to be also bound by the terms of this Section 2 prior to, or as part of, such transfer.

2.11 Dismissal of the Litigation. By no later than May 29, 2014, Finisar shall file papers requesting dismissal with prejudice of the Finisar California Case and the Finisar China Case, and Licensee shall file papers requesting dismissal or withdrawal of the Licensee China Reexamination. The Parties agree to bear their own costs, expenses, and attorneys’ fees incurred in connection with the foregoing proceedings and shall specifically note this, where applicable, in the filings seeking dismissal or withdrawal.

2.12 Non-Aggression. If Finisar institutes patent litigation (the “Asserting Party”) against Licensee or its Affiliates (the “Defending Party”) alleging that the Licensed Products constitutes direct or indirect patent infringement, then any covenant not to sue granted by Licensee under this Agreement shall automatically terminate as of the date such litigation is filed.

ARTICLE 3 CONSIDERATION

3.1 License Fee. Licensee shall remit to Finisar a one-time payment of the License Fee to Finisar in the amount of seven million dollars ($7,000,000.00) payable as follows: three million dollars ($3,000,000.00) due on. May 28, 2014; one million dollars ($1,000,000.00) due on August 31, 2014; one million dollars ($1,000,000.00) due on December 31, 2014; one million dollars ($1,000,000.00) due on April 30, 2015; and one million dollars ($1,000,000.00) due on August 31, 201.5. When paid in full, this seven million dollar ($7,000,000.00) fee shall constitute a fully paid-up license through April 30, 2019.

3.2 From May 1, 2019 to December 31, 2022, Licensee shall remit to Finisar three million three hundred thousand dollars ($3,300,000) for each twelve (12) month period beginning May 1, 2019, and for each successive twelve (12) month period thereafter (the “Yearly License Fee”). Each Yearly License Fee shall be payable in four (4) quarterly installments during the applicable twelve (12) month period as set forth in Section 3.3. This license fee is for convenience only and is not deemed to be an established royalty rate. No further payment shall be due for sales after December 31, 2022 and all licenses granted under this Agreement shall automatically become irrevocable and fully-paid. Notwithstanding the foregoing, Licensee shall owe no payments for any Optoelectronic Transceivers that Licensee sells that were obtained from any entity that is separately licensed to the Licensed Transceiver Patent. Claims (“Licensed Entity”).

3.3 Time of Payment. All payments under Section 3.2 shall be due and payable for each successive three month period 45 days prior to the close of such three month period during the Term of this Agreement (e.g., period from May 1, 2019 to July 31, 2019 shall be paid by June 16, 2019).

3.4 Form of Payment. All sums payable under this Agreement: are exclusive of any value-added goods and services, sales, or other tax, duty, or levy; are net of any withholding or similar tax payment required by law to be paid by Licensee on behalf of Finisar; and shall be payable in U.S. Dollars. Payments shall be made by wire transfer to Finisar’s designated bank account.

3.5 Late Payments. On all amounts outstanding and payable to Finisar, interest shall accrue from the date such amounts are due and payable at the rate of 1% per month or the Daily Treasury Bill Rate, whichever is lower.

ARTICLE 4 OMITTED

ARTICLE 5 RELEASE

5.1 Enforcement. Finisar shall have the right in its sole discretion to enforce the Finisar Digital Diagnostics Patent Family against a third party. Nothing in this Agreement shall be construed as giving Licensee or its Affiliates any right to enforce the Finisar Digital Diagnostics Patent Family against any third party.

5.2 Release. Upon payment of the entire License Fee under Section 3.1, Finisar, on behalf of itself, Affiliates, successors, and assigns releases, acquits, and forever discharges Licensee and all of their respective Affiliates, current and former predecessors, successors, officers, employees, agents, directors, shareholders, owners, users, customers, distributors, resellers (including value-added resellers), manufacturers (including original equipment or device manufacturers), assemblers, replicators, and integrators from any and all claims, demands, damages, liabilities, costs, attorneys’ fees, expenses, and causes of action asserting infringement by Licensee or its Affiliates of infringement of any of the Licensed Transceiver Patent Claims, whether known or unknown, including without limitation those asserted by Finisar in the Litigation.

5.3 Waiver of Certain Rights. In connection with this Agreement, the Parties, on behalf of themselves and their respective Affiliates, and their assigns and successors, expressly waive and relinquish all rights and benefits afforded by Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Further, the Parties and all of their Affiliates expressly waive and relinquish all rights and benefits afforded by any law in any other jurisdiction similar to Section 1542 of the California Civil Code.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES, DISCLAIMERS,

LIMITATION OF LIABILITY, AND INDEMNIFICATION

6.1 Representations and Warranties. Each Party represents and warrants that as of the Effective Date of this Agreement:

6.1.1	Such Party is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated;

6.1.2	Such Party has the corporate power and authority and the legal power to enter into this Agreement and to perform its obligations under this Agreement, including the grant of license rights pursuant to this Agreement, and that such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

6.1.3	All necessary consents, approvals, and authorizations of all governmental authorities required to be obtained by such Party in connection with the execution and performance of this Agreement have been obtained;

6.1.4	The execution and performance of this Agreement does not conflict with or violate any requirement of applicable laws or regulations and does not conflict with, or constitute a default under, any contractual obligation of such Party; and

6.1.5	Such Party has not made and will not make any commitments to any third party inconsistent or in conflict with the rights granted pursuant to this Agreement.

6.2 Additional Representation and Warranty of Finisar. Finisar represents and warrants that as of the Effective Date of this Agreement it controls all right, title and interest to .the Licensed Transceiver Patent Claims and is entitled to grant the rights and licenses specified herein.

6.3 Disclaimer of Other Warranties and Representations. FINISAR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY SUCH IMPLIED REPRESENTATION OR WARRANTY, REGARDING NON-INFRINGEMENT OF ANY THIRD-PARTY RIGHTS, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE OF THE FINISAR DIGITAL DIAGNOSTICS PATENT FAMILY AND ANY OTHER INFORMATION LICENSED OR PROVIDED HEREUNDER.

6.4 Limitation of Liability. Notwithstanding anything to the contrary contained herein, in no event shall the Parties, under any circumstances, be liable or obligated in any manner for any special, incidental, consequential, or exemplary damages arising out of or related to this Agreement, even if the Parties are informed in advance of the possibility of such damages occurring.

6.5 Licensee represents, warrants and covenants that, except as required by law (such as in response to a lawful subpoena), neither Licensee nor Affiliates of Licensee shall contest or assist in the contesting in any forum in the world, including the Federal Courts, the United States Patent and Trademark Office, and/or the International Trade Commission, that any patent or claim of the Finisar Digital Diagnostics Patent Family is invalid or unenforceable; provided, however, that this covenant shall not apply in the event that Finisar or other person or entity asserts against Licensee or Affiliates of Licensee infringement of such patent or claim of the Finisar Digital Diagnostics Patent Family in any forum, including the Federal Courts and/or the International Trade Commission.

ARTICLE 7 CONFIDENTIALITY

7.1 Confidentiality. Except as expressly provided herein, the Parties agree that, for the Term of this Agreement and for five years thereafter, each Party shall keep completely confidential, shall not publish or otherwise disclose, and shall not use for any purpose any Confidential Information disclosed to it by the other Party (the Party disclosing such Confidential Information, “Discloser”) except as contemplated in this Agreement or as reasonably necessary for the performance of such Party’s obligations or the exercise of such Party’s rights under this Agreement (the Party receiving such Confidential Information, “Recipient”). Accordingly, Confidential Information furnished by a Discloser shall not be used by a Recipient in or during the prosecution of patent applications, and in the event that disclosure of such Confidential Information is required by applicable law or regulations with respect to the prosecution of a patent application, the Party prosecuting the patent application shall abandon or otherwise refrain from prosecuting the patent application. Except as expressly set forth herein, including Section 10.3, the Parties agree that all teams and conditions of this Agreement, including terms and conditions negotiated or discussed pursuant to this Agreement and the existence of this Agreement, are the Confidential Information of both Parties, and each Party shall be deemed the both the Discloser and Recipient thereof

7.2 Permitted Disclosures. Notwithstanding the prohibited disclosure in Section 7.1, each Party as a Recipient may disclose Confidential Information disclosed to it by the other Party as a Discloser only to the extent such disclosure is reasonably necessary in prosecuting or defending litigation; complying with applicable law or other governmental regulations; making either public or private share or debt offerings; or engaging in merger or acquisition discussions, provided that if the Recipient of Confidential Information intends to make any such disclosure, such Recipient will: (i) give reasonable advance notice to the Discloser of the anticipated disclosure to allow the Discloser to oppose such disclosure, (ii) use its best efforts to secure confidential treatment of the Confidential Information to be disclosed (whether through protective order, confidentiality agreements, or other means), and (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the required disclosure.

7.3 Disclosures to Employees. Employees and consultants who are privy to Confidential Information disclosed in furtherance of this Agreement shall be subject to an obligation of confidentiality commensurate in scope with the confidentiality obligations between the Parties in this Agreement.

ARTICLE 8 TERM AND TERMINATION

8.1 Term of Agreement. The term of this Agreement and the license rights granted hereunder shall commence on the Effective Date of this Agreement and shall continue in effect until the last to expire of the patents within the Licensed Transceiver Patent Claims, unless such license rights are terminated sooner as provided for in Section 8.3.

8.2 Articles Surviving Termination. The following Articles shall survive any expiration or termination to the degree necessary to permit their complete fulfillment or discharge: Article 1 (in its entirety), 2.5, 2.6, 2.7, 2.10, 3 (in its entirety), 5 (in its entirety), 6.2, 6.3, 7 (in its entirety), 8.2, 8.4, 9.2, 9.3, 9.4, 10.2, 10.3, 10.5 and 10.7. In addition, after December 30, 2022, Article 2 shall survive any termination of this Agreement.

8.3 Termination for Breach. Either Party shall have the right to terminate this Agreement in the event that the other Party fails to perform any of its material obligations under this Agreement and such breach is not cured within 90 days after receipt of written notice of such breach by the non-breaching Party. The right of any Party to terminate this Agreement pursuant to this Section 8.3 shall not be affected in any way by that Party’s waiver or failure to take action with respect to any other breach. The non-breaching Party shall be entitled to terminate this Agreement without prejudice to any other rights conferred on it by this Agreement or under law or equity. Such termination pursuant to this Section 8.3 shall not relieve a Party from any obligations that are expressly indicated to survive termination or expiration of this Agreement.

8.4 Return of Confidential Records. Upon expiration or termination of this Agreement, each Party shall promptly return or destroy (with written confirmation provided to the Discloser of such destruction) all relevant records in its possession or control containing or constituting Confidential Information furnished to it under this Agreement by the other Party and to which the former Party does not retain rights hereunder.

ARTICLE 9 ASSIGNMENT, ACQUISITION, AND CHANGE OF CONTROL

9.1 Assignment. Licensee shall not transfer or assign any rights and/or privileges under this Agreement under action of law or otherwise, including in connection with any acquisition by or of Licensee or the insolvency or bankruptcy of Licensee, without the prior written consent of Finisar, except that Licensee may assign this Agreement without Finisar’s consent to an entity that acquires all or substantially all of the business or assets of Licensee in respect of the Licensed Products, in each case whether by sale, assignment, merger, acquisition, or otherwise, provided the acquiring party assumes this Agreement in writing or by operation of law. In addition, Licensee may assign this Agreement without Finisar’s consent to an entity that acquires a Licensed Product line from Licensee or an Affiliate of Licensee (e.g., Licensee’s Optoelectronic Transceiver business is sold in an asset transfer); provided, however, that (i) the such an assignment shall be deemed a Change of Control hereunder (and a Covered Change in Control, if applicable), (ii) Licensee and its post-acquisition Affiliates shall retain no rights under this Agreements for periods after such acquisition, (ii) Licensee shall retain its obligations under this Agreements for all periods prior to such acquisition, (iv) such assignee of this Agreement shall not be entitled to any rights or benefits under this Agreement for any period or actions prior to such acquisition, and (v) the effectiveness of such an assignment shall be contingent on Licensee paying all amounts due (regardless of scheduled payment date) to Finisar under this Agreement for sales of Licensed Product through the date immediately prior to the date of such assignment. Subject to the following Sections 9.2, 9.3, and 9.4, all of the terms, conditions, covenants, and agreements set forth herein shall inure to the benefit of, and be binding upon, any successor corporation and any permitted assignees of the respective Parties. For the sake of clarity, the rights and/or privileges under this Agreement shall inure to the benefit of, and be binding upon, any permitted successor corporation of Licensee.

9.2 Effect of a Covered Acquisition. Following a Covered Acquisition, in the event that the revenue generated by the acquired business from the sale of products that would be Licensed Products if licensed hereunder in the most recently completed twelve (12) month period ending on the last day of the last full month preceding the Covered Acquisition is greater than an amount equal to 15% of Licensee’s Revenue in that same twelve month (12) period, .then the existing Yearly License Fee for the next one year period beginning on May 1 shall be increased proportionally. As an example of how this provision shall operate, if a Covered Acquisition occurred on January 1, 2020, and at that time Licensee’s trailing twelve month Revenues were $200 million and the acquired business’s trailing twelve (12) months revenues from the sale of products that would be Licensed Products if licensed hereunder were $100 million, then the Yearly License Fee for the successive year beginning on May 1, 2020 would increase from $3.3 million by a factor of 1.5 to $4.95 million.

9.3 Effect of a Covered Change of Control. Following a Covered Change of Control, the license of the Agreement shall be deemed to be limited to, and cover, the sale of Licensed Products solely to the Licensed Products offered for sale or use by Licensee and its Affiliates at any time in the one (1) year prior to the time of the Covered Change of Control and incremental improvements and bug fixes to the features and functions of such Licensed Products existing at any time in the one (1) year prior to the time of the Covered Change of Control (i.e., changes that would result in a product change notice to a customer but not a new product number), and shall not apply to any third party that Controls Licensee or any products, services, features or functionality developed after the date of the Covered Change of Control. The Licensee or the assignee, as the case may be, may elect, in its sole discretion, to pay or cause to be paid to Finisar a 5% royalty on that portion of the worldwide Revenue attributable to the sale of products that would be Licensed Products if they were covered by the license granted under this Agreement (in which event such products will be deemed to be Licensed Products and be within, and covered by, the scope of the license). The Licensee or assignee may make this election by giving written notice to Finisar of its intent to take such a license and be effective as of the date of such notice (the “Notice”). After the Notice has been delivered all such assignee’s products and new Licensee products shall be deemed to be Licensed Products (the “New Licensed Products”). The 5% royalty on such New Licensed Products would be made in addition to the Yearly License Fee payments due under Section 3.2. For avoidance of doubt, in the event the Licensee or the assignee, as the case may be, does not pay or cause to be paid the royalty described above, the sale of New Licensed Products shall not be considered licensed.

9.4 Reporting and Record Keeping Requirements. Within thirty (30) days after each successive Acquisition or Change of Control, Licensee or the assignee, as the case may be (the “Reporting Party”), shall provide written notice to Finisar of such Acquisition or Change of Control and whether such Acquisition or Change of Control is a Covered Acquisition or Covered Change of Control. Licensee or the Reporting Party (as applicable) shall also provide written confirmation of the existence of and the details required to be disclosed herein of all Acquisitions and Changes of Control upon written request of Finisar, which requests may be made no more often than once per calendar quarter and which confirmation shall be delivered within thirty (30) days of such a request. This notice shall either acknowledge that the Reporting Party is subject to the Yearly License Fee or shall provide all information reasonably necessary to verify that the Reporting Party is not subject to the Yearly License Fee. Unless the Reporting Party has reported that it is not subject to the Yearly License Fee, the Reporting Party shall comply with the provisions of Sections 9.4(a), (b), and (c) below.

(a)	Yearly License Fee Determination. Within sixty (60) business days after the first Covered Acquisition or Covered Change of Control, the Reporting Party shall provide to Finisar a report of the worldwide Revenue generated by the sale of Licensed Products in the most recently completed twelve (12) full months preceding such Covered Acquisition or Covered Change of Control. Such report shall also include a list of all revenue generating products of the Reporting Party and an indication with respect to each product as to whether or not such product is a Licensed Product. Such report shall provide all information necessary to determine the Yearly License Fee. For the avoidance of doubt, the Reporting Party will not be required to disclose pricing information or customer information. All such information shall be deemed Confidential Information of Licensee.

(b)	Records Retention. The Reporting Party shall keep true and accurate records and books of accounting data reasonably required for the computation and verification of reports provided pursuant to this Agreement. The Reporting Party shall retain records or books with respect to such reports for a period of three (3) years from the date such record is generated. This retention requirement shall not be deemed to reduce any statute of limitations period applicable to any potential claim and shall survive any expiration of this Agreement.

(c)	Right of Inspection. All records and books maintained pursuant to Section 9.4(b) shall be open for inspection upon reasonable notice (which shall not be less than ten (10) days in advance) during business hours by an independent certified accountant reasonably selected by Finisar and reasonably acceptable to the Reporting Party, provided that such inspection shall not occur more than once annually. This Right of Inspection shall survive for two years following any expiration or termination of this Agreement. The party performing the inspection will be required to sign a confidentiality agreement limiting the disclosure of information solely to (1) conclusions regarding the accuracy of prior reports; (2) the method used to calculate Revenue, and (3) other information agreed to by the Parties as necessary to evaluate the calculation of revenue. The confidentiality agreement will further limit the disclosure of information to the Parties’ representatives identified in Section 10.5.

ARTICLE 10 MISCELLANEOUS

10.1 Export Control. Licensee acknowledges that the laws and regulations of the United States, including without limitation the Export Administration Regulations, restrict the export and re-export of certain commodities and technical data of United States origin. Licensee agrees that it will not export or re-export Optoelectronic. Transceivers in any form in violation of such laws and regulations in a manner that creates liability for Finisar.

10.2 Dispute Resolution. All disputes or controversies arising out of or in connection with this Agreement, its interpretation, performance, or termination shall be submitted initially to informal dispute resolution in which case one representative from each Party will meet at a neutral location within 30 days of the commencement of the conflict in order to attempt in good faith to resolve the dispute. The Parties shall share equally the costs of the mediation. If the Parties are unable to resolve the dispute, either informally or by non-binding mediation, the Parties shall submit the dispute to binding arbitration in Santa Clara County, CA conducted by JAMS under its Comprehensive Arbitration Rules and Procedures then in effect. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties. Each Party shall bear its own costs and attorneys’ and witnesses’ fees. The arbitration award shall be final, and each Party shall comply in good faith and submit itself to the jurisdiction of the appropriate state or federal courts in Santa Clara, CA for the sole purpose of the entry of such arbitrator’s award to render effective such arbitration decision. The arbitration award may include, in addition to a monetary award, injunctive relief that directs the offending Party to refrain from performance of specified injurious activities. Notwithstanding the foregoing, judgment on the award by the arbitrator may be entered in any court having jurisdiction. If judicial enforcement or review of the arbitrator’s decision is sought, the prevailing Party shall be entitled to costs and reasonable attorney’s fees in addition to any amount of recovery.

10.3 Use of Parties’ Names. The Parties may, pursuant to Section 7.1, use the name of the other Party when disclosing the existence of this Agreement for the limited purpose of identifying the Parties to this Agreement and, notwithstanding anything to the contrary in this Agreement, Licensee may identify itself as a licensee of Finisar. Except as specifically provided herein, neither Party may use the name of the other Party, any adaptation thereof, or the names of any of its employees for any purpose without its prior written consent, except as may be required or legally advisable under applicable law.

10.4 Waiver. No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power, or privilege.

10.5 Notices. All notices, reports, requests, or statements required or permitted to be given to either Party shall be in writing, and addressed to the Parties as follows:

If to Finisar:

General Counsel

Finisar Corporation

1389 Moffett Park Drive

Sunnyvale, CA 94089

If to Licensee:

Anthony Stiegler

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Delivery of such notice may be by personal service, registered mail or any courier service, such as Federal Express, requiring signature upon receipt, and shall be deemed effective upon receipt. Either Party may at any time give written notice of a change of address to the other Party.

10.6 No Admission; No Decision on the Merits. This Agreement sets forth a compromise and settlement of disputed claims for the purpose of avoiding the costs, disruptions, and uncertainties associated with litigation. Such compromise and settlement does not constitute a ruling on the merits, an admission as to any issue of fact or principle at law or an admission of liability of any Party or any Affiliate of any Party. Any such admission of liability is expressly denied. It is also expressly agreed that neither this Agreement, its execution, the performance of any of its terms nor any of its contents shall be offered in any proceeding as evidence or an admission of liability for patent infringement, validity, or willfulness, or for the determination of royalty rights, lost royalties, damages, or for any other purpose, including with respect to any claim, suit, or cause of action brought by a Party against an Affiliate of the other.

10.7 Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with laws of the State of California without regard to its conflicts of law principles. The Parties agree that the applicability of the United Nations Convention on Contracts for the International Sale of Goods (1980) in its entirety is specifically excluded from application to this Agreement.

10.8 Entire Understanding. This Agreement, along with Exhibits A and B, contains the entire understanding of the Parties with respect to the subject matter contained herein and shall supersede all prior agreements and understandings, whether written or oral. There are no restrictions, promises, covenants, or understandings other than those expressly set forth herein, and no rights or duties on the part of either Party are to be implied or inferred beyond those expressly provided for herein. In the event of any conflict between the terms and conditions of any purchase order, invoice, or other writing and those set forth in this Agreement, the terms and conditions of this Agreement shall control.

10.9 Severance. If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions shall not be affected by such holding. The Parties agree to negotiate and amend in good faith such provision in a manner consistent with the intentions of the Parties as expressed in the Agreement if any invalid or unenforceable provision affects the consideration of either Party.

10.10 Modifications and Additions. No modification or addition to the terms and conditions of this Agreement shall be binding unless in writing and signed by both Parties.

10.11 Singular and Plural Terms. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

10.12 Headings. The article and paragraph headings and numberings in this Agreement are intended as a convenience only and shall not affect the interpretation of its provisions.

10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

signature page follows

IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized representatives to execute this Agreement:

FINISAR CORPORATION		INNOLIGHT TECHNOLOGY (SUZHOU) LIMITED

(“Finisar”)		(“Licensee”)

By:	/s/ Chris Brown	By:	/s/ Sheng Liu

Printed Name:	Chris Brown	Printed Name:	Sheng Liu

Title:	EVP & Chief Counsel	Title:	CEO

Date:	May 26, 2014	Date:	May 25, 2014

INNOLIGHT TECHNOLOGY USA, INC.

(“Licensee”)

By:	/s/ Sheng Liu

Printed Name:	Sheng Liu

Title:	CEO

Date:	May 25, 2014

signature page to license agreement